Exhibit 10.7
INTELLECTUAL PROPERTY SECURITY AGREEMENT
This Intellectual Property Security Agreement is entered into as of May 27, 2010 by and among (a) MIDCAP FUNDING III, LLC, a Delaware limited liability company, individually as a Lender, and as Administrative Agent (“Agent”), and the financial institutions or other entities from time to time parties as lenders to the Loan Agreement (as defined below), each as a “Lender” and collectively as “Lenders”), and (b) BIOLASE TECHNOLOGY, INC., a Delaware corporation, (“Grantor”).
RECITALS
A. Lenders have agreed to make certain advances of money and to extend certain financial accommodation to Grantor (the “Loans”) in the amounts and manner set forth in that certain Loan and Security Agreement by and among Lenders, the Agent and Grantor, dated as of May 27, 2010, (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms used herein are used as defined in the Loan Agreement. Lenders are willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall grant to Agent, for the ratable benefit of the Lenders, and to each Lender a security interest in certain Copyrights, Trademarks, Patents, and Mask Works (as each term is described below) to secure the obligations of Grantor under the Loan Agreement.
B. Pursuant to the terms of the Loan Agreement, Grantor has granted to Agent, for the ratable benefit of the Lenders, and to each Lender a security interest in all of Grantor’s right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Loan Agreement, Grantor hereby represents, warrants, covenants and agrees as follows:
AGREEMENT
To secure its obligations under the Loan Agreement, Grantor grants and pledges to Agent, for the ratable benefit of the Lenders, and to each Lender a security interest in all of Grantor’s right, title and interest in, to and under its intellectual property now owned or hereafter created, acquired or arising (all of which shall collectively be called the “Intellectual Property Collateral”), including, without limitation, the following:
1. Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now whether now owned or hereafter acquired, wherever located, including without limitation those set forth on Exhibit A attached hereto (collectively, the “Copyrights”);
2. Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products, whether now owned or hereafter acquired, wherever located;
3. Any and all design rights that may be available to Grantor, whether now owned or hereafter acquired, wherever located;
4. All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, whether now owned or hereafter acquired, wherever located ,including without limitation the patents and patent applications set forth on Exhibit B attached hereto (collectively, the “Patents”);
5. Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Grantor connected with and symbolized by such trademarks, whether now owned or hereafter acquired, wherever located, including without limitation those set forth on Exhibit C attached hereto (collectively, the “Trademarks”);

6. All mask works or similar rights available for the protection of semiconductor chips, whether now owned or hereafter acquired, wherever located, including, without limitation those set forth on Exhibit D attached hereto (collectively, the “Mask Works”);
7. Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
8. Subject to any counterparty’s interest in such licenses, all licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works and all license fees and royalties arising from such use to the extent permitted by such license or rights;
9. All amendments, extensions, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and
10. All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
This security interest is granted in conjunction with the security interest granted to the Agent and the Lenders under the Loan Agreement. The rights and remedies of the Agent and the Lenders with respect to the security interest granted hereby are in addition to those set forth in the Loan Agreement and the other Financing Documents, and those which are now or hereafter available to the Agent and the Lenders as a matter of law or equity. Each right, power and remedy of the Agent and the Lenders provided for herein or in the Loan Agreement or any of the Financing Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by the Agent and the Lenders of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Loan Agreement or any of the other Financing Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including the Agent or any Lender, of any or all other rights, powers or remedies.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR:

Address of Grantor:	BIOLASE TECHNOLOGY, INC.

4 Cromwell	By:	/s/ David M. Mulder

Irvine, California 92618		Title:	Chief Executive Officer
Attn: Mr. David M. Mulder, Chief Executive Officer

AGENT:

Address of Agent:	MIDCAP FINANCIAL, LLC, as Agent and as a Lender

7735 Old Georgetown Road, Suite 400 Bethesda, Maryland 20814
Attn: Portfolio Management – Life Sciences	By:	/s/ Josh Groman

		Title:	Managing Director